Exhibit 12.1

September 11, 2025

Ridepair Inc

2716 Ocean Blvd

Suite 1011

Santa Monica,

California 90405

Re: Ridepair Inc. Offering Statement on Form 1-A

Ladies and Gentlemen,

We have acted as special counsel to Ridepair Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, in connection with the filing of an offering statement on Form 1-A (the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) relating to the proposed offering by the Company (the “Offering”) of up to (i) 50,000 shares of Series B 10% Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), (ii) 5,000 shares of Series B 10% Convertible Preferred Stock (“Incentive Shares”) issuable to certain purchasers as a bonus for purchasers purchasing at least 100 shares of Series B 10% Convertible Preferred Stock in a closing, (iii) 22,000,000 shares of common stock, par value $0.0001 per share, underlying the Preferred Shares and Incentive Shares on conversion (the “Conversion Shares”), (iv) 5,500 Shares of Series B 10% Convertible Preferred Stock (the “PIK Dividend Shares”) that are issuable as paid-in-kind dividends on the Preferred Shares and Incentive Shares for the payment of dividends payable through July 15, 2026, and (iv) 2,200,000 shares of common stock underlying the PIK Dividend Shares on conversion (“Dividend Conversion Shares”). Collectively, the Preferred Shares, Incentive Shares, Conversion Shares, PIK Dividend Shares, and Dividend Conversion Shares are referred to herein collectively, as the “Securities”.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of :

1.	Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on August 20, 2020;
2.	Series B 10% Convertible Preferred Stock Designation, as filed with the Secretary of State of the State of Delaware on June 5, 2025 (the “COD”);
3.	Bylaws of the Company in the form filed as Exhibit 5 to the Offering Statement on Form 1-A, filed with the Commission on April 22, 2025; and
4.	Resolutions of the Board of Directors of the Company approving the transactions contemplated by the Offering Statement dated April 22, 2025, June 5, 2025, and August 6, 2025, respectively.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed:  (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects.  As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

1

Based on the foregoing and on such legal considerations as we deem relevant, assuming that the Offering Statement has been qualified by the Commission, and that the Securities are issued and sold in accordance with the terms and conditions described therein, we are of the opinion that:

(i)	the Preferred Shares, when issued and delivered against payment therefor as described in the Offering Statement, will be validly issued, fully paid and non-assessable,

(ii)	the Incentive Shares, when issued and delivered as described in the Offering Statement, will be validly issued, fully paid and non-assessable,

(iii)	the Conversion Shares, when issued, delivered and paid for in accordance with the terms of the COD, and assuming a sufficient number of authorized but unissued shares of common stock of the Company is available for issuance when the Preferred Shares or Incentive Shares are converted, will be validly issued, fully paid and non-assessable,

(iv)	the PIK Dividend Shares, when issued and delivered in accordance with the terms of the COD, if and as when lawfully declared as dividends by the Company, will be validly issued, fully paid and non-assessable, and

(v)	the Dividend Conversion Shares, when issued and delivered in accordance with the terms of the COD, and assuming a sufficient number of authorized but unissued shares of common stock of the Company is available for issuance when the PIK Dividend Shares are converted, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware General Corporation Law and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change.  Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to our firm in the offering circular that is a part of the Offering Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

SILVESTRE LAW GROUP, P.C.

By:	/s/ Raul Silvestre
Raul Silvestre, Managing Partner

2